Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

September 12, 2006

Synplicity, Inc.

600 West California Avenue

Sunnyvale, California 94086

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Synplicity, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of $1,000,000 of general unsecured obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the Synplicity, Inc. Deferred Compensation Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance of the Obligations pursuant to the Plan.

Based on such examination, it is our opinion that the Obligations to be issued by the Company pursuant to the Plan after the filing of the Registration Statement are binding obligations of the Company, and, when issued in accordance with the provisions of the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation